                                  EXHIBIT 12(b)

                         THE CHASE MANHATTAN CORPORATION

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                    AND PREFERRED STOCK DIVIDEND REQUIREMENTS
                          (IN MILLIONS, EXCEPT RATIOS)

                                                                                   Nine months Ended
                                                                                   September 30, 1999
                                                                                   ------------------
EXCLUDING INTEREST ON DEPOSITS
Income before income taxes                                                          $        5,790
                                                                                    --------------

Fixed charges:
        Interest expense                                                                     3,571
        One third of rents, net of income from subleases (a)                                   106
                                                                                    --------------
Total fixed charges                                                                          3,677
                                                                                    --------------

Less:  Equity in undistributed income of affiliates                                            (66)
                                                                                    ---------------

Earnings before taxes and fixed charges, excluding capitalized interest             $        9,401
                                                                                    ==============

Fixed charges, as above                                                             $        3,677

Preferred stock dividends                                                                       55
                                                                                    --------------

Fixed charges including preferred stock dividends                                   $        3,732
                                                                                    ==============

Ratio of earnings to fixed charges and
        preferred stock dividend requirements                                                 2.52
                                                                                    ==============

INCLUDING INTEREST ON DEPOSITS

Fixed charges including preferred stock dividends, as above                         $        3,732

Add:  Interest on deposits                                                                   4,806
                                                                                    --------------
Total fixed charges including preferred stock
   dividends and interest on deposits                                               $        8,538
                                                                                    ==============

Earnings before taxes and fixed charges, excluding capitalized interest,
   as above                                                                         $        9,401

Add:  Interest on deposits                                                                   4,806
                                                                                    --------------

Total earnings before taxes, fixed charges, and interest on deposits                $       14,207
                                                                                    ==============

Ratio of earnings to fixed charges
        and preferred stock dividend requirements                                             1.66
                                                                                    ==============

--------------------------------------------------------------------------------
(a)     The proportion deemed representative of the interest factor.




                                      -48-